Exhibit 6

July 22, 2016

Mill Road Capital II, L.P.

382 Greenwich Avenue

Suite One

Greenwich, CT 06830

Attn: Mr. Eric Yanagi

Re:	Financing Commitment

Ladies and Gentlemen:

Mill Road Capital II, L.P., a Delaware limited partnership (“Sponsor” or “you”), has advised Cerberus Business Finance, LLC (“Cerberus”) and PNC Bank, National Association (“PNC” and, together with Cerberus, each, as a “Lender” and collectively, the “Lenders”, “we” or “us”) that, through an entity identified as MRSL Merger Co. (“Acquisition Co.” or “Borrower”, together with any other subsidiaries that may become a borrower, the “Borrowers”), you intend to acquire (the “Acquisition”) all of the outstanding equity interests of Skullcandy, Inc. (individually and collectively with its subsidiaries, as appropriate, the “Target Company” or the “Acquired Business”) pursuant to the Acquisition Agreement (as defined in the Term Sheet) (including the tender offer for the shares of common stock of the Target Company (the “Tender Offer”) and the merger of Acquisition Co. with and into the Target Company (the “Merger”) contemplated thereby), and that the Borrowers require financing (a) to fund a portion of the purchase price of the Acquisition, (b) to pay fees and expenses related to the financing contemplated by this commitment letter and the Acquisition, and (c) to fund the Borrowers’ ongoing working capital requirements and capital expenditures and for other general corporate purposes. The Lenders are pleased to advise you that the Lenders hereby commit to provide the Borrowers with a senior secured financing facility in the maximum aggregate amount of $115,000,000 (the “Financing Facility”) on the terms and conditions set forth in the Outline of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). The Financing Facility will consist of (i) a revolving credit facility of up to $40,000,000 outstanding at any time and (ii) a term loan facility of up to $75,000,000.

The commitment of each Lender under this commitment letter is several and not joint; it being understood that (a) PNC has committed to provide the Revolving Credit Facility (as defined in the Term Sheet) and (b) Cerberus has committed to provide the Term Loan (as defined in the Term Sheet). The obligations of each Lender to provide its portion of the Financing Facility shall be subject to each other Lender providing its portion of the Financing Facility.

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July 22, 2016

Subject to the Certain Funds Provision (as defined below), the Documentation Principles (as defined below) and the terms and limitations more specifically set forth in the Term Sheet, the obligations of the Borrowers under the Financing Facility will be guaranteed by the Guarantors (as defined in the Term Sheet) and secured by a first priority lien (subject to certain permitted liens as referenced in the Term Sheet and as otherwise to be mutually agreed) on, and security interest in, the Collateral (as defined in the Term Sheet). Notwithstanding anything to the contrary in this commitment letter, the Term Sheet or the Loan Documents, and subject to the Certain Funds Provision and the Documentation Principles, each Lender’s commitment to provide and fund the Financing Facility on the Closing Date is subject, in all respects, solely to the satisfaction of the conditions contained in the “Condition’s Precedent” section of the Term Sheet, including the execution and delivery of the definitive Loan Documents (as defined below) by the Loan Parties, and upon satisfaction (or waiver by the Lenders) of such conditions, the initial funding of the Financing Facility shall occur, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this commitment letter or the Loan Documents, other than those set forth in the “Conditions Precedent” section of the Term Sheet.

The definitive documentation for the Financing Facility (the “Loan Documents”) shall (a) be consistent with this commitment letter and the Term Sheet, including the Certain Funds Provision and the Documentation Principles, (b) give due regard to the operational and strategic requirements of the Loan Parties and their subsidiaries in light of their consolidated capital structure, size, businesses, operations, locations, industry and practices (including without limitation, the leverage profile of the Loan Parties), in each case, after giving effect to the transactions contemplated by this commitment letter and (c) contain only those mandatory prepayments, representations, warranties, affirmative and negative covenants, financial covenants and events of default as are specifically described in the Term Sheet. To the extent terms to be contained in the Loan Documents are not expressly set forth in this commitment letter or the Term Sheet, but are instead to be determined in accordance with a specified standard or principle, such terms (including, without limitation, applicable exceptions, thresholds, materiality qualifiers, baskets and grace periods) shall, giving full effect to the Certain Funds Provision, be usual and customary for financings of this kind as agreed by the Lenders and you (it being understood and agreed that you and the Lenders will negotiate in good faith to finalize the Loan Documents in a timely manner after the acceptance of this commitment letter). The foregoing provisions in this paragraph are referred to herein and in the Term Sheet as the “Documentation Principles”.

By your execution hereof and your acceptance of the commitment contained herein, you agree to indemnify and hold harmless each Lender, each of its assignees and affiliates and each of their respective directors, partners, members, officers, employees and agents (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities or other reasonable and documented out-of-pocket expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or other actions or other proceedings commenced or threatened in respect thereof) or other reasonable and documented out-of-pocket expenses arise out of or in any way relate to or result from, this commitment letter, the Acquisition or the extension of the Financing Facility contemplated by

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this commitment letter, or in any way arise from any use or intended use of this commitment letter, the Acquisition or the proceeds of the Financing Facility contemplated by this commitment letter, and you agree to reimburse each Indemnified Party for any reasonable and documented fees and out-of-pocket expenses of counsel (limited to (a) one primary counsel for all Indemnified Parties taken as a whole, (b) one local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction, (c) solely in the case of a conflict of interest with respect to any Indemnified Party, one additional counsel in each relevant jurisdiction for such Indemnified Party and (d) one primary counsel to the administrative agent under the Financing Facility (if other than Cerberus)) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), in each case promptly after receipt of a written request, but excluding therefrom all expenses, losses, claims, damages and liabilities (i) to the extent resulting from the gross negligence, willful misconduct or bad faith of any Indemnified Party, (ii) to the extent arising from any dispute solely among Indemnified Parties other than claims arising as a result of any act or omission on the part of you or your affiliates, or (iii) a dispute between or among any Indemnified Party, on the one hand, and Sponsor and/or the Borrower or any of its or their affiliates, on the other hand, if and to the extent that Sponsor and/or the Borrower or any of its or their affiliates prevails in such dispute (in the case of each of the preceding clauses (i), (ii), and (iii), as finally determined in a non-appealable decision of a court of competent jurisdiction). In the event of any litigation or dispute involving this commitment letter or the Financing Facility, no party shall be responsible or liable to any other party or any other person for any special, indirect, consequential, incidental or punitive damages. In addition, you agree to reimburse the Lenders for all reasonable and documented out-of-pocket fees and expenses (the “Expenses”) incurred by or on behalf of the Lenders in connection with the negotiation, preparation, execution and delivery of this commitment letter, the Term Sheet, the Loan Documents and any and all other definitive documentation relating hereto and thereto, including, but not limited to, the reasonable and documented fees and out-of-pocket expenses of counsel to the Lenders (limited to (A) one primary counsel for the Collateral Agent (as defined in the Term Sheet) and the Lenders, (B) one local counsel for the Collateral Agent and the Lenders in each relevant jurisdiction, (C) solely in the case of a conflict of interest with respect to the Collateral Agent or any Lender, one additional counsel in each relevant jurisdiction for the Collateral Agent or such Lender and (D) one primary counsel to the Administrative Agent (as defined in the Term Sheet) under the Financing Facility) and the fees and expenses incurred by the Lenders in connection with any due diligence and collateral reviews. Your obligations under this paragraph shall terminate upon the execution by the Borrowers of the Loan Documents, whereupon such obligations shall automatically be deemed to have been assumed by the Borrowers and you shall automatically be released from such obligations.

Sponsor agrees that, on the date of execution hereof, Cerberus shall earn in full a commitment fee equal to $                     (the “Commitment Fee”), which Commitment Fee shall be non-refundable when paid and shall be payable in full by Sponsor to Cerberus on the Closing Date of the Financing Facility (if it occurs). Sponsor further agrees that, if the Closing Date of the Financing Facility does not occur for any reason (other than as a result of the breach by either

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Cerberus or PNC of its obligation to provide the full amount of its portion of the Financing Facility on the terms and conditions of this commitment letter and the Term Sheet) and either (a) Acquisition Co., Sponsor, or any of Acquisition Co.‘s or Sponsor’s respective affiliates (each a “Sponsor Party” and collectively, the “Sponsor Parties”) shall, within 12 months of the date hereof, acquire (directly or indirectly) all or substantially all of the equity interests or assets of the Acquired Business (any such transaction, an “Alternate Transaction”) or (b) any Sponsor Party shall be entitled to an “alternative transaction fee,” “topping fee,” “break-up fee” or other similar fee from Skullcandy, Inc. or any of its affiliates or the payment of any other form of similar cash consideration by Skullcandy, Inc. or any of its affiliates in the event that the Acquisition is not consummated, then upon the consummation of such Alternate Transaction or the receipt by such Sponsor Party of such fee or other consideration, as applicable, Sponsor shall pay to Cerberus an amount equal to $        . The obligations of Sponsor under this paragraph shall remain effective whether or not the Loan Documents are executed and notwithstanding any termination of this commitment letter.

Notwithstanding anything in this commitment letter (including the Term Sheet) to the contrary, (a)(i) the only representations and warranties the making of which shall be a condition to the availability of the Financing Facility on the Closing Date (as defined in the Term Sheet) shall be (A) the representations and warranties made by the Target Company regarding the Acquired Business in the Acquisition Agreement (as defined in the Term Sheet) as are material to the interests of the Lenders, but solely to the extent that you or your affiliates (including Holdings and Acquisition Co.) have the right to terminate, without fee or penalty, your or your affiliates obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition) due to the inability of the Target Company or the Acquired Business to satisfy any such representations and warranties (collectively, the “Specified Acquisition Representations”) without regard to Acquisition Co.‘s waiver of such breach and (B) the Specified Representations (as defined below), and (ii) the terms and provisions of the Loan Documents shall be in a form such that they do not impair the availability of the Financing Facility on the Closing Date if the conditions set forth in the “Conditions Precedent” section of the Term Sheet are satisfied (or waived by the Lenders), and (b) notwithstanding anything to the contrary contained in the Loan Documents, the Term Sheet or this commitment letter to the contrary, to the extent any Collateral (as defined in the Term Sheet) (other than assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or the delivery of stock certificates in wholly owned U.S. domestic subsidiaries of the Target Company (provided that such stock certificates will be required to be delivered only to the extent received from the Target Company after your use of commercially reasonable efforts to obtain them) is not or cannot be provided and/or perfected on the Closing Date after the use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Financing Facility on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed upon (but, in any event, not later than 90 days after the Closing Date or such longer date as the Agents may agree in their reasonable discretion). For the purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties set forth in the Term Sheet relating to legal existence, corporate power and authority (as they relate to the entering into or performance of the Loan Documents by the Loan

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Parties), the authorization, execution and delivery, and legality, validity and enforceability of the Loan Documents, creation, perfection and priority of liens on the Collateral (subject to permitted liens and to the limitations set forth above), Federal Reserve margin regulations, the Investment Company Act, the Patriot Act, OFAC, anti-money laundering regulations, international trade compliance laws, solvency (on a consolidated basis) after giving effect to the Acquisition (determined in accordance with the certificate attached as Annex A to the Term Sheet), use of proceeds, and no violation of, or conflict with, the charter documents of the Loan Parties or any material applicable law, in each case solely as they relate to the entering into or performance of Loan Documents by the Loan Parties on the Closing Date. The provisions contained in this paragraph are referred to as the “Certain Funds Provision”.

Sponsor represents and warrants (and with respect to any information concerning or provided by the Target Company or the Acquired Business, to its knowledge) that (it being understood that the accuracy of such representations and warranties shall not be a condition to the Lenders’ commitments hereunder or the initial funding of the Financing Facility on the Closing Date): (a) all written information and other materials concerning Sponsor, Holdings, Acquisition Co., the Acquired Business, any Borrower or any Guarantor (other than (i) the projections referred to in clause (b) below and other forward-looking information, and (ii) information of a general economic or industry specific nature) (collectively, the “Information”) which has been, or is hereafter, made available by, or on behalf of any such person or any of its affiliates was, or when delivered will be, when considered as a whole, complete and correct in all material respects and did not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statement has been made (after giving effect to all supplements and updates) and (b) with respect to any projections with respect to the Target Company, the Acquired Business, any Borrower or any Guarantor, such projections have been or will be prepared in good faith on the basis of (i) assumptions which are believed by the preparer to be reasonable at the time made and (ii) information believed by the preparer to have been accurate based upon the information available to the preparer at the time such projections were furnished to the Lenders (it being understood that projections by their nature are inherently uncertain, that actual results may differ significantly from the projected results and that such differences may be material and no assurances are being given that the results reflected in the projections will be achieved).

Sponsor agrees that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect (and with respect to any information concerning or provided by the Target Company or the Acquired Business, to your knowledge) if the Information and projections were being furnished, and such representations were being made, at such time, then Sponsor will (or, prior to the Closing Date, with respect to Information and projections relating to the Acquired Business, Sponsor will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and projections so that such representations will be correct in all material respects under those circumstances.

This commitment letter is delivered to you upon the condition that, prior to its acceptance of this offer, neither the existence of this commitment letter or the Term Sheet, nor

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any of their contents, shall be disclosed by you or any of your affiliates, except (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law (including any securities law and including in any tender offer or proxy relating to the Acquisition) or legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure), (b) upon the request or demand of any governmental or regulatory authority having jurisdiction over you or any of your affiliates (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure), and (c) on a confidential and “need to know” basis, solely to Sponsor’s, Holdings’ and Acquisition Co.‘s respective equity owners, investors and potential investors, directors, management, employees, controlled investment affiliates, agents and professional advisors, In addition, you agree, on behalf of yourself and your affiliates, that, without limiting the exceptions set forth in the immediately preceding sentence, you will (i) consult with the Lenders prior to the making of any filing in which reference is made to the Lenders or the commitments contained herein, and (ii) obtain the prior approval of the Lenders (not to be unreasonably withheld) before issuing any press release or releasing any other similar public announcement in which reference is made to the Lenders or to the commitments contained herein. You acknowledge that each Lender and its affiliates may now or hereafter provide financing or obtain other interests in other companies in respect of which you, the Borrowers or your or their affiliates may be business competitors, and that neither Lender nor any of its affiliates will have any obligation to provide to you or any of your affiliates any confidential information obtained from or in respect of such other companies. Neither Lender nor any of its subsidiaries or affiliates will use confidential information obtained from Sponsor, Holdings, Acquisition Co., any Loan Party or any of your or their subsidiaries, equity holders, affiliates or representatives, other than in connection with the transactions contemplated by this commitment letter or (to the extent permitted by the applicable Existing NDA(s)) our other business relationships with Sponsor, Holdings, Acquisition Co. or any affiliate of the foregoing in connection with the performance by us of services for such persons, and neither Lender nor any of their respective subsidiaries or affiliates will disclose any such information to other parties other than as permitted in any confidentiality agreement related to the transactions contemplated hereby to which such Lender or affiliate thereof is party (it being understood and agreed that the respective Confidentiality and Nondisclosure Agreements previously executed by each Lender, on the one hand, and your affiliate Mill Road Capital Management LLC, on the other hand (the “Existing NDAs”), are and shall remain in full force and effect in accordance with their terms).

The offer made by the Lenders in this commitment letter shall expire, unless otherwise agreed by the Lenders in writing, at 7:00 p.m. (New York City time) on July 22, 2016, unless prior thereto, the Lenders have received a copy of this commitment letter, signed by Sponsor accepting the terms and conditions of this commitment letter and the Term Sheet. Each Lender’s commitment to provide the Financing Facility shall expire upon the earliest of (i) the termination of the Acquisition Agreement in accordance with its terms or the abandonment of the Acquisition, (ii) the closing of the Acquisition without the use of the Financing Facility proposed by this commitment letter, (iii) the termination of this commitment letter in accordance with its terms, and (iv) 7:00 p.m. (New York City time) on October 22, 2016 (the “Outside Termination

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Date”), unless prior thereto, the Loan Documents shall have been agreed to in writing by all parties and the conditions set forth therein shall have been satisfied (it being understood that Sponsor’s obligation to pay all amounts in respect of indemnification and Expenses shall survive termination of this commitment letter, subject to the final sentence of the fourth paragraph hereof).

Each Lender hereby notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and other applicable law relating to money laundering and terrorist financing, each Lender and each other lender to the proposed Financing Facility may be required to obtain, verify and record information that identifies Sponsor, Holdings, Acquisition Co., the Acquired Business, each Borrower and each Guarantor, which information includes the name and address of each such person and other information that will allow each Lender and each other lender to the proposed Financing Facility to identify each such person in accordance with the Act and such other applicable law. This notice is given in accordance with the requirements of the Act and is effective for the Lenders and each other lender to the proposed Financing Facility.

As you know, each Lender may from time to time effect transactions, for its own account or the account of customers, and hold positions in loans or options on loans of any of the Acquired Business and other companies that may be the subject of this arrangement. In addition, each Lender may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to the Lenders hereunder; provided, however, that in each case, any such affiliate shall (a) treat any confidential information with respect to Sponsor, the Acquired Business, each Borrower, each Guarantor and their respective affiliates in the same manner as such Lender treats confidential information pursuant to its customary practices and procedures and (b) agree to be bound by each of the confidentiality provisions set forth in this commitment letter, the Term Sheet, the applicable Existing NDA and any Loan Documents.

This commitment letter, including the attached Term Sheet, together with the Existing NDA(s) (as applicable to the respective Lenders) (a) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (b) shall be governed by the law of the State of New York, without giving effect to the conflict of laws provisions thereof (it being understood and agreed that (i) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Company Material Adverse Effect as so defined has occurred), (ii) the determination of the accuracy of any representation or warranty set forth in the Acquisition Agreement and whether as a result of any inaccuracy thereof you or your affiliates have the right to terminate your obligations, or to decline to consummate the Acquisition, under the Acquisition Agreement, and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof), (c) shall be binding upon the parties and their respective permitted successors and assigns, (d) may not be relied upon or enforced by any other person or entity, and

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(e) may be signed in multiple counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. To the fullest extent permitted by applicable law, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in this commitment letter and irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in any such court.

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE TERM SHEET, THE FINANCING FACILITY, THE TRANSACTIONS CONTEMPLATED BY THIS COMMITMENT LETTER AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

This commitment letter and the Term Sheet together constitute a legal, valid and binding obligation, enforceable against each of the parties hereto in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) and with respect to the subject matter contained herein and therein (including an obligation to negotiate in good faith).

This commitment letter and the rights and obligations hereunder may be assigned only in a writing signed by each of the parties hereto; provided, however that Cerberus may assign its commitment hereunder, in whole or in part, to any of its affiliates; and provided further, that notwithstanding such assignment, with respect to amounts to be funded on the Closing Date, the commitment of Cerberus to fund its portion of the Financing Facility on the terms and conditions set forth in this commitment letter and the Term Sheet will be reduced solely to the extent such assignees actually fund Cerberus’ commitment in respect of the Term Loan on the Closing Date. Notwithstanding the right to assign the commitments hereunder, Cerberus shall retain exclusive control over all rights and obligations with respect to its commitment prior to the Closing Date.

This commitment letter and the rights and obligations hereunder may be amended, modified or waived only in a writing signed by each of the parties hereto.

[Remainder of Page Intentionally Left Blank.]

Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this letter to the Lenders.

Very truly yours,

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Eric Miller
Name:	Eric Miller
Title:	EVP

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Avineet Punhani
Name:	Avineet Punhani
Title:	AVP

Commitment Letter

Agreed and accepted on this
22nd day of July 2016:

MILL ROAD CAPITAL II, L.P.

By:	Mill Road Capital II, GP LLC,
Its General Partner

By:	/s/ Thomas E. Lynch
Name:	Thomas E. Lynch
Title:	Chairman and Management Committee Director

Commitment Letter

Exhibit A to Commitment Letter

$115,000,000 Senior Secured Credit Facility

Mill Road Capital II, L.P.

Outline of Terms and Conditions for Financing Facility

This Outline of Terms and Conditions is part of the commitment letter, dated July 22, 2016 (the “Commitment Letter”), addressed to Mill Road Capital II, L.P. (“Sponsor”) by Cerberus Business Finance, LLC (“Cerberus”) and PNC Bank, National Association (“PNC”, and collectively with Cerberus, hereinafter referred to each, as a “Lender” and collectively, as the “Lenders”) for the purpose of acquiring Skullcandy, Inc. (the “Target Company”) (the “Acquisition”) and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

BORROWERS:	Initially Acquisition Co. and, immediately upon and after closing of the Merger in the Acquisition, the Target Company and certain of its domestic subsidiaries mutually agreed by Sponsor and the Lenders (each a “Borrower” and collectively, “Borrowers”).

GUARANTORS:	Holdings and each of Target Company’s existing and subsequently acquired or formed direct and indirect subsidiaries that are not Borrowers (other than any Excluded Foreign Subsidiary (as defined below)) (each, a “Guarantor” and collectively, the “Guarantors”). The Borrowers and the Guarantors are collectively referred to herein as the “Loan Parties” and each a “Loan Party”.

The Loan Documents (as defined below) shall include customary exclusions for Guarantors that are not “eligible contract participants” from guaranteeing obligations under the Loan Documents that relate to applicable hedging arrangements or obligations.

LENDERS:	Cerberus and/or affiliates thereof, PNC, and such other lenders designated by the Lenders (subject to the provision in “Assignment and Participations” below). One or more of such lenders may act as agent for the lenders. PNC shall act as administrative agent (the “Administrative Agent”) and Cerberus shall act as collateral agent (the “Collateral Agent” and together with the Administrative Agent, the “Agents” and each an “Agent”) under the Financing Facility.

A - 11

FINANCING FACILITY:	A senior secured credit facility of $115,000,000 consisting of (a) a revolving credit facility in an amount of up to $40,000,000 (the “Revolving Credit Facility”), and (b) a term loan facility in an amount of up to $75,000,000 (the “Term Loan Facility,” together with the Revolving Credit Facility, the “Financing Facility”).

Revolving Credit Facility:

A Revolving Credit Facility of up to $40,000,000 (the “Maximum Revolving Loan Amount”), with a $4,000,000 subfacility for the issuance of letters of credit (“Letters of Credit”). Aggregate revolving credit loans (the “Revolving Loans”) under the Revolving Credit Facility shall be limited to an amount at any time outstanding not to exceed the lesser of:

(a) the sum of:

(i) up to 85% of domestic eligible accounts receivable of the Borrowers; plus

(ii) up to the lesser of (A) 80% of eligible foreign accounts receivable billed by a Borrower and (B) $1,000,000; plus

(iii) (A) prior to the Administrative Agent’s receipt and review of a satisfactory inventory appraisal conducted by a third party appraiser satisfactory to the Administrative Agent, up to the lesser of (1) $15,000,000 and (2) the sum of (I) up to 50% of the cost of eligible domestic inventory of the Borrowers and (II) the lesser of (x) $3,000,000 and (y) up to 50% of the cost of eligible foreign in-transit inventory of the Borrowers; or

(B) after the Administrative Agent’s receipt and review of a satisfactory inventory appraisal conducted by a third party appraiser satisfactory to the Administrative Agent, up to the lesser of (1) $20,000,000 and (2) the sum of (I) up to the lesser of (x) 65% of the cost of eligible domestic inventory of the Borrowers and (y) 85% of the net orderly liquidation value of eligible domestic inventory of the Borrowers and (II) the lesser of (x) $4,000,000 and (y) up to the lesser of (i) 65% of the cost of eligible foreign in-transit inventory of the Borrowers and (ii) 85% of the net orderly liquidation value of eligible in-transit inventory of the Borrowers; minus

(iv) the aggregate face amount of all issued and outstanding Letters of Credit; minus

(v) reserves established by the Administrative Agent from time to time in its Permitted Discretion, including, without limitation, a dilution reserve (as described below) and, commencing 90 days after closing, reserves in amounts determined by the

Agents in their Permitted Discretion with respect to locations of material books and records and/or inventory and inventory in the possession of third parties, in each case, to the extent the Agents have not received satisfactory landlord agreements, bailee agreement and other applicable third party documentation (collectively, the “Borrowing Base”), and

(b) the Maximum Revolving Loan Amount.

Eligible domestic accounts receivable, eligible foreign accounts receivable, eligible domestic inventory and eligible foreign in-transit inventory shall be as determined by the Agents in their Permitted Discretion based upon the results of the Agents’ field examination and audit and, when received, a satisfactory appraisal of the inventory, but in any event shall not include (x)accounts receivable older than ninety (90) days from the invoice date or sixty (60) days past due and shall further exclude receivables of any account debtor where 50% or more of the aggregate amount of the accounts receivable of such account debtor are older than ninety (90) days or unpaid sixty (60) days past the invoice due date and (y) inventory that is subject to an intellectual property license that limits, conditions or restricts the applicable Borrower’s or the Collateral Agent’s right to sell or otherwise dispose of such inventory, unless the Collateral Agent is a party to a consent agreement with the applicable licensor which is satisfactory to the Agents in their Permitted Discretion.

Notwithstanding the foregoing, at the time of the initial funding of the Financing Facility on the Closing Date and for the first 90 days after the Closing Date, (1) foreign in-transit inventory that otherwise complies with the requirements to be eligible foreign in-transit inventory shall be included in the Borrowing Base notwithstanding that documents of title and other similar documents have not been delivered to the Administrative Agent and (2) inventory that otherwise complies with the requirements to be eligible inventory shall be included in the Borrowing Base notwithstanding that such inventory is in the possession of third parties from which the Agents have not received landlord agreements, bailee agreement or other applicable third party documentation.

As used herein, “Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment. For purposes of the Borrowing Base, the dilution reserve shall be determined by the Agents in their Permitted Discretion.

Term Loan Facility:

A Term Loan Facility in an amount of up to $75,000,000 shall be made on the Closing Date. The loan to be made under the Term Loan Facility is hereinafter referred to as the “Term Loan”; and together with the Revolving Loans, collectively, the “Loans”).

The maximum amount of Revolving Loans advanced on the Closing Date shall not exceed the lesser of (a) $20,000,000 and (b) the amount of Revolving Loans that, when combined with the Term Loan advanced on the Closing Date, would not cause the Loan Parties’ consolidated leverage ratio, calculated on a pro forma basis to give effect to all Loans advanced on the Closing Date and based on the Loan Parties’ and their subsidiaries’ consolidated trailing twelve month adjusted EBITDA to be mutually agreed by the parties, to exceed 4.0x.

LETTERS OF CREDIT:	Each Letter of Credit shall be issued by PNC or another bank selected by the Administrative Agent (with the approval of the Borrowers, not to be unreasonably withheld) and shall have an expiry date that is not later than 12 months after such Letter of Credit is issued and in no event later than fifteen (15) days prior to the Maturity Date (as defined below) unless on or prior to the Maturity Date such Letter of Credit shall be cash collateralized in an amount equal to 105% of the face amount of such Letter of Credit. The Borrowers will be bound by the usual and customary terms contained in the Letter of Credit issuance documentation of the issuing bank.

TERM:	The Financing Facility shall terminate on the fifth (5th) anniversary of the Closing Date (the “Maturity Date”).

MANDATORY AND OPTIONAL PREPAYMENT:	The outstanding principal amount of the Term Loan shall be prepaid in the event that the Revolving Credit Facility is terminated for any reason. The Revolving Loans shall be prepaid to the extent that the aggregate outstanding principal amount of Revolving Loans exceeds the Borrowing Base.

In addition, the following mandatory prepayments will be included in the Loan Documents: (a) 100% of any net cash proceeds from issuance of debt (other than permitted debt to be defined in the Loan Documents), (b) 50% of annual consolidated excess cash flow minus all voluntary prepayments of the Term Loan during the prior year and, solely to the extent accompanied by a permanent reduction in the commitments under the Revolving Credit Facility, the Revolving Loans during the prior year (the “Excess Cash Flow Sweep”), (c) 100% of net cash proceeds from the sale of assets (other than the sale of inventory in the ordinary course of business, and subject to reinvestment and other exceptions to be mutually agreed), (d) 100% of the net cash proceeds from issuance of equity pursuant to any permitted equity cure and (e) 100% of net cash proceeds from casualty or condemnation events (subject to reinvestment and other exceptions to be mutually agreed), receipt of tax refunds, receipt of proceeds from other “corporate events” and other extraordinary receipts, subject, in each case, to customary exceptions to be negotiated. All mandatory prepayments of the Term Loan shall be applied to the installments thereof in the inverse order of maturity.

The first payment in respect of the Excess Cash Flow Sweep shall commence at the time and with respect to the calculation of excess cash flow for the fiscal year 2017 on the date that is 5 business days following the earlier of (i) delivery of the audited financial statements for such fiscal year and (ii) the date the audited financial statements for such fiscal year are required to be delivered. In broad terms, “excess cash flow” would be based on EBITDA minus interest expense and loan servicing fees, taxes, permitted management fees, scheduled and mandatory principal payments on the Term Loan, net non-financed cash capital expenditures otherwise permitted, and minus or plus, as applicable, changes in working capital and other adjustments consistent with the definition of EBITDA or as otherwise mutually agreed. Such prepayments shall be applied to the installments of the Term Loan in the inverse order of maturity.

Optional: The Borrowers may prepay the Revolving Loans and the Term Loan, in whole at any time or in part from time to time,

subject, in the case of the permanent reduction or termination of the commitments under Revolving Credit Facility and the prepayment of the Term Loan, to the prepayment premium referred to below. All optional prepayments of the Term Loan installments shall be applied pro-rata across all then remaining installments other than the final payment thereof on the maturity date.

Prepayment Premiums: Any termination or reduction of the commitments under the Revolving Credit Facility at any time on or before the one year anniversary of the Closing Date shall be subject to an early termination fee equal to the amount of such reduction of the commitments under the Revolving Credit Facility (or, in the case of termination of the Revolving Credit Facility, the total commitment amount of the Revolving Credit Facility immediately prior to such termination) multiplied by %. No such termination fee will be payable for any termination or reduction of the commitments under the Revolving Credit Facility occurring after the one year anniversary of the Closing Date.

Any prepayment of the Term Loan at any time on or before the two year anniversary of the Closing Date (other than any prepayment resulting from (i) mandatory prepayments from excess cash flow, permitted equity cures or extraordinary receipts and (ii) regularly scheduled prepayments of the Term Loan) shall be subject to an early termination fee equal to the principal amount of such prepayment of the Term Loan multiplied by (i) %, in the event that such prepayment occurs on or before the first anniversary of the Closing Date, and (ii) %, in the event that such prepayment occurs after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date. No such termination fee will be payable for any prepayment of the Term Loan occurring after the second anniversary of the Closing Date.

No prepayment premium shall be payable in respect of any termination or reduction of the Revolving Credit Facility or any prepayment of the Term Loan as a result of any exercise of remedies by the Agents or the Lenders upon the occurrence of an event of default (other than a payment default or a bankruptcy or insolvency default).

MATURITY/ AMORTIZATION:	All Loans and all other obligations outstanding under the Financing Facility shall be payable in full on the Maturity Date.

The Term Loan shall amortize on a quarterly basis, with installments due in the amount of (a) in the case of the first six installments due in respect thereof following the Closing Date, $750,000 each, and (b) thereafter, $1,000,000 each; provided that the final installment shall be equal to the aggregate principal amount of the Term Loan then outstanding.

CLOSING DATE:	Subject to the Certain Funds Provisions and the other provisions of the Commitment Letter and this Term Sheet, the date on which the Financing Facility is first funded, which date shall not be later than the Outside Termination Date, unless otherwise agreed in writing by the Lenders and Sponsor (the “Closing Date”).

COLLATERAL:	Subject to the Certain Funds Provision and the limitations set forth below, the obligations of the Loan Parties to the Lenders (including all obligations in respect of cash management products and services and hedging agreements) shall be secured by a perfected, first priority lien (subject to certain mutually agreed permitted liens) on and security interest in substantially all of the Loan Parties’ now owned and hereafter acquired assets, including, without limitation, accounts, inventory, equipment, documents, general intangibles, payment intangibles, contract rights, chattel paper, instruments, investment property, commercial tort claims, trademarks, copyrights, patents and other intellectual property, deposit accounts, cash and cash equivalents, fixtures, real property and all other assets and property of the Loan Parties, real and personal, tangible and intangible, and all proceeds thereof, including, without limitation, all of the capital stock or other equity interests (or, in the case of first tier Excluded Foreign Subsidiaries, 65% of the voting and 100% of the non-voting equity interests thereof) of each subsidiary of the Loan Parties (other than Excluded Foreign Subsidiaries that are not first tier Excluded Foreign Subsidiaries) (collectively, after giving effect to the Excluded Assets (defined below), the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude, or, if applicable, perfection of the security interest shall not be required with respect to, the following: (a) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and any leasehold real property interest (it being understood that there shall be no requirement to obtain any landlord lien waivers, bailee waivers, estoppels or collateral access letters other than a requirement to use commercially reasonable efforts to obtain, on a post-closing basis, landlord lien waivers, bailee agreements and collateral access letters with respect to material locations to be mutually agreed and that so long as such agreements are received within 90 days after the Closing Date, no reserves against the Borrowing Base shall be implemented with respect thereto and otherwise eligible inventory shall be included therein as contemplated above), (b) motor vehicles and other assets, in each instance, in which perfection of a security requires notation on certificates of title, (c) pledges and security interests prohibited by applicable law, rule or regulation (to the extent such law, rule or regulation is effective under applicable anti-assignment provisions of the Uniform Commercial Code), other than proceeds and receivables thereof, (d) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, and other than proceeds and receivables thereof, (e) “intent to use” trademarks or service marks, (f) margin stock, (g) assets of Excluded Foreign Subsidiaries; (h) (i) payroll and other employee wage and benefit accounts, (ii) tax accounts, including, without limitation, sales tax accounts, (iii) escrow accounts and (iv) fiduciary or trust accounts, and, in the case of clauses (i) through (iv), the funds or other property held in or maintained in any such account, (i) letter of credit rights (except to the extent a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements), (j) commercial tort claims with a value of less than an amount to be agreed, (k) those assets as to which the Lenders and the Borrowers reasonably agree that the cost of obtaining or perfecting such a security interest is excessive in relation to the benefit to the Lenders of the security to be afforded thereby and (l) other exceptions to be mutually agreed upon (collectively, the “Excluded Assets”).

As used herein, “Excluded Foreign Subsidiary” means (a) any direct or indirect subsidiary of Acquisition Co. that is a “controlled foreign corporation” as defined in the Internal Revenue Code (a “CFC”) and that has not guaranteed or pledged any of its assets or suffered a pledge of more than 65% of its voting stock to secure, directly or indirectly, any indebtedness of the Loan Parties, (b) any direct or indirect domestic subsidiary of Acquisition Co. that is a holding company, has no material liabilities and all or substantially all of the assets of which consist solely of stock of one or more CFCs described in clause (a) above, and (c) any direct or indirect domestic subsidiary of a CFC described in clause (a) above; provided, that, in the case of each subsidiary described in clause (a), (b) or (c) above, such subsidiary shall constitute an “Excluded Foreign Subsidiary” only to the extent that a guaranty or pledge of its assets, or a pledge of more than 65% of its voting stock, to secure the obligations under the Loan Documents would have material adverse tax consequences to the Borrowers.

All Loans, all costs, fees and expenses of the Lenders and all other obligations owed to the Lenders shall be secured as described above and shall be charged to the loan account to be established under the Financing Facility.

INTEREST:	The Revolving Loans shall bear interest at a rate per annum equal to either (a) LIBOR (as defined below) plus a margin of 2.50% or (b) the Reference Rate (as defined below) plus a margin of 0.75%, at the option of Borrowers.

The Term Loan shall bear interest at a rate per annum equal to either (a) LIBOR (as defined below) plus the LIBOR Rate Margin set forth below or (b) the Reference Rate (as defined below) plus the Reference Rate Margin set forth below, at the option of Borrowers.

The LIBOR Rate Margin and the Reference Rate Margin shall initially be set at Level II below. On a quarterly basis, commencing two full quarters after the Closing Date, the LIBOR Rate Margin and the Reference Rate Margin shall be adjusted based on the Leverage Ratio for the prior quarter as follows:

Level	Leverage Ratio	LIBOR Rate Margin	Reference Rate Margin
I	≥ 4.25	7.00%	5.75%
II	≥ 3.50 < 4.25	6.75%	5.50%
III	< 3.50	6.50%	5.25%

As used herein, “LIBOR” means, for any LIBOR Loans (as defined below) for the then current 1, 2 or 3 month period (an

“Interest Period”) relating thereto, the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent by dividing (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternative Source”), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternative Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such LIBOR Loan and having a borrowing date and a maturity comparable to such Interest Period by (b) a number equal to 1.00 minus the reserve percentage; provided that, in the case of the Term Loan only, at no time shall LIBOR be less than 1.00% and in the case of the Revolving Loans, at no time shall LIBOR be less than 0.00%.

As used herein, “Reference Rate” means, for any date, a fluctuating per annum rate of interest equal to the highest of (a) the interest rate per annum announced from time to time by the Administrative Agent at its principal office as its then prime rate, which rate may not be the lowest rate then being charged to commercial borrowers by the Administrative Agent, (b) the Federal Funds Open Rate plus 1/2 of 1% and (c) the one month LIBOR rate plus 100 basis points (1%); provided that, in the case of the Term Loan only, at no time shall the Reference Rate be less than 3.25%.

As used herein, “Federal Funds Open Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by Administrative Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen

BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a business day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding business day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrowers, effective on the date of any such change.

The Lenders’ obligation to provide Loans of a type bearing interest calculated based upon LIBOR (“LIBOR Loans”) shall be subject to the following: (a) not more than 6 separate interest periods may be in effect for LIBOR Loans at any one time, (b) if an event of default shall occur, all LIBOR Loans shall, at the end of the applicable interest period, at the Administrative Agent’s option, be converted to Loans bearing interest calculated based upon the Reference Rate and no further LIBOR Loans shall be available while such event of default exists, (c) the minimum amount of each LIBOR Loan shall be not less than $500,000 and in integral multiples of $250,000 in excess thereof, and (d) the Borrowers shall be responsible for any breakage fees, yield maintenance and other associated costs, as reasonably determined by the Lenders absent manifest error.

All interest and fees shall be computed on the basis of a year of 360 days for the actual days elapsed. If any event of default shall occur and be continuing, at the election of the requisite lenders and upon delivery of written notice to Borrowers, interest shall accrue on the outstanding principal amount of all Loans, and any fees and expenses which remain unpaid when due, at a rate per annum equal to 2.00% in excess of the rate of interest otherwise in effect. All interest shall accrue from the Closing Date and shall be payable, in cash, monthly in arrears (or, in the case of Revolving Loans that bear interest at the LIBOR Rate, at the end of the interest period applicable thereto); provided that interest that accrues at the default rate shall be payable on demand.

CASH MANAGEMENT:	Within 90 days after the Closing Date, all collections would be deposited in bank accounts (collectively, the “Controlled Accounts”) under the control of the Collateral Agent and under terms, and subject to exceptions, to be mutually agreed.

Collections received shall be deposited in local bank accounts which, within 60 days after the Closing Date, have received irrevocable instructions from the Borrowers to transfer such collections to the Controlled Accounts at intervals to be agreed upon. The Controlled Accounts shall be structured as springing dominion whereby at the option of either Agent during the existence of an event of default or subject to a minimum liquidity level, the amounts in the Controlled Accounts shall be remitted to the Administrative Agent and applied to repay the outstanding obligations of the Loan Parties solely under (unless an event of default exists) the Revolving Credit Facility, and any other obligations then due and payable. Collections will be credited to the obligations one business day after the business day received by Administrative Agent. During any such dominion period, a monthly float charge shall be payable to the Administrative Agent for its sole and separate account equal to the product of (a) the Reference Rate for one (1) business day, multiplied by (b) the face amount of all items of payment received during the prior month.

FEES:	Commitment Fee:

The Commitment Fee (as defined in the Commitment Letter), earned in full by Cerberus on the date of Sponsor’s acceptance of the Commitment Letter and non-refundable and payable to Cerberus on the Closing Date (if it occurs).

	Underwriting Fee:	$ , earned in full by PNC on the date of Sponsor’s acceptance of the Commitment Letter and non-refundable and payable to PNC on the earlier of the Closing Date or termination of the Commitment Letter.
	Closing Fee:	(a) % of the Revolving Credit Facility, earned in full, non-refundable and payable to PNC on the Closing Date and (b) % of the Term Loan Facility less the amount of the Commitment Fee paid to Cerberus, earned in full, non-refundable and payable to

Cerberus on the Closing Date.

Field Examination Fees and Appraisals:	Field examinations will be charged at PNC’s applicable rate, which for examinations performed by PNC is currently an additional $1,500 per person-day, plus expenses, plus a per examination manager review fee in the amount of $2,300 for the field examination and analyses undertaken prior to the closing date, and $1,300 for field examinations and analyses undertaken after the closing date. Unless an event of default has occurred and is continuing (and excluding any such field examinations and appraisals in connection with a permitted acquisition), Borrowers shall pay for not more than two field examinations and not more than two inventory appraisals during any twelve-month period after the closing date.

Unused Line Fee:	0.375% per annum on the unused portion of the Revolving Credit Facility, payable monthly in arrears to the Revolving Loan Lenders.

Loan Servicing Fee:	$ per month for each month from and after the Closing Date until the Maturity Date, payable monthly in advance on the Closing Date and on the first day of each fiscal month thereafter.

Letter of Credit Fee:	2.50% on the aggregate face amount of the Letter of Credit issued. Such fee shall be increased by 2.00% if the default rate of interest has been imposed.

	Letter of Credit Fronting Fee:	0.25% on the aggregate face amount of the Letter of Credit issued payable to the Letter of Credit issuing bank, quarterly in arrears, plus all standard renewal and amendment fees.
USE OF PROCEEDS:

The Loans under the Financing Facility shall be used to (a) fund a portion of the purchase price of the Acquisition, (b) pay fees, premiums, expenses and other transaction costs related to the transactions contemplated by the Commitment Letter (including the Acquisition) and (c) fund the ongoing working capital requirements and general corporate purposes of the Loan Parties.

CONDITIONS PRECEDENT:	Subject to the Certain Funds Provision, the Documentation Principles any other limitations set forth in the Commitment Letter or this Term Sheet, including, without limitation, those limitations set forth under the heading “Collateral” above, the obligation of the Lenders to make any Loans or other financial accommodations under the Financing Facility on the Closing Date will be subject solely to the following conditions precedent:

(a)    The (i) execution and delivery of the definitive Loan Documents, consistent with the Commitment Letter and this Term Sheet and (ii) delivery to the Lenders of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization, good standing certificates in jurisdictions of formation/organization, in each case of the Loan Parties (to the extent applicable), Borrowing Base certificate, customary notices of borrowing, and customary insurance certificates and endorsements for insurance customary for companies in the same industry and engaged in similar business activities (provided, that, if after using commercially reasonable efforts to do so such endorsements are not provided at closing, such endorsements shall be permitted to be delivered within 30 days after closing); provided, however, that Lenders shall have received, (A) at least three days (or, in the case of any Loan Party not disclosed to the Agents in writing as of such date, to the extent requested promptly upon such disclosure) prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer”, and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, as well as, solely to the extent that a management member will execute any Loan Document or have access to the Revolving Credit Facility or any deposit account at PNC, a background check with respect to such management member, the results of which shall be satisfactory to the Lenders, and (B) a certificate from the chief financial officer (or other officer of similar responsibility reasonably acceptable to the Lenders) of Acquisition Co. in substantially the form attached hereto as Annex A, certifying that Acquisition Co. and its subsidiaries, on a consolidated basis after giving effect to the Acquisition, are solvent, and (iii) completion of a confirmatory pre-funding field exam.

(b) Since March 31, 2016, there shall not have occurred any “Company Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof).

(c)    All documents and instruments required to create and perfect the security interest of the Lenders with respect to the Collateral shall have been executed, if applicable, and delivered and, if applicable, be in proper form for filing with such filing having been duly authorized, and the Lenders shall have received UCC, tax and judgment lien search results in the respective state of organization of each Borrower and Guarantor and other appropriate evidence of the absence of any other liens or mortgages on the Collateral (other than customary existing liens, liens of existing lenders to be released as of the Closing Date and other liens permitted pursuant to the Loan Documents).

(d)    The Specified Acquisition Representations (to the extent that Acquisition Co. or any of its affiliates has the right to terminate, without fee or penalty, its or their obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition) due to the inability of the Target Company or the Acquired Business to satisfy any such representations and warranties) and the Specified Representations shall be true and correct in all material respects as of the Closing Date (or, in the event such representations and warranties are qualified by materiality or material adverse effect or language of similar import, such representations shall be true and correct in all respects as of the Closing Date) except to the extent such representations and warranties are made on and as of a specified date (and not required to be brought down to the Closing Date), in which case the same shall continue on the Closing Date to be true and correct in all material respects (or, in the event such representations and warranties are qualified by materiality or material adverse effect or language of similar import, such representations shall be true and correct in all respects as of the Closing Date) as of the specified date.

(e)    The Loan Parties shall have paid to the Lenders all reasonable and documented fees and out-of-pocket expenses due and owing to the Lenders on the Closing Date pursuant to the terms of the Commitment Letter, Term Sheet or the Loan Documents, in each case, to the extent invoiced at least two business days prior to the Closing Date (which amounts may be offset against the proceeds of the Financing Facility).

(f)     Sponsor and other co-investors reasonably acceptable to the Lenders shall have invested (or shall be prepared to invest substantially concurrently with the making of the Loans on the Closing Date) cash equity (which shall include the rollover of all shares of common stock of the Target Company held by Sponsor or its affiliates (which shall be valued at the per share consideration in the Acquisition Agreement)) in Acquisition Co. of not less than the greater of (i) $58,000,000 and (ii) 40% of the purchase price for the Acquisition (net of any cash on the balance sheet of the Acquired Business on the Closing Date that is used to fund the Acquisition) (the “Equity Investment”), exclusive of any fees paid, or costs reimbursed, to Sponsor and its affiliates in connection with the Acquisition.

(g)    The acquisition agreement governing the Acquisition and the disclosure schedules thereto (as amended, supplemented or otherwise modified as permitted in this clause (g), the “Acquisition Agreement”) shall be in substantially the form of the draft Agreement and Plan of Merger by and among MRSK Hold Co. (“Holdings”), Acquisition Co. and the Target Company submitted by Sponsor to the Target Company and provided by Malcolm Henderson of Foley Hoag LLP to the Lenders by email at 3:31 p.m. (New York time) on July 22, 2016, and shall not have been amended, supplemented or otherwise modified, or any provision thereof waived, after the date of the Commitment Letter in any manner which is materially adverse to the Lenders without the consent of the Lenders (it being understood and agreed that (i) any change in the form of Acquisition consideration shall be deemed to be materially adverse to the Lenders and require such consent, (ii) no increase in the Acquisition consideration shall be deemed to be materially adverse to the Lenders or require such consent so long as such increase is funded with additional Equity Investment and/or indebtedness under the Financing Facility (subject to satisfaction of clause (f) above and all other conditions set forth in this section) and (iii) no decrease in the Acquisition consideration of less than of 10% shall be deemed to be materially adverse to the Lenders or require such consent). For the avoidance of doubt, Acquisition Co. shall not, without the Lenders’ written consent, amend the definition of Material Adverse Effect (as defined in the Acquisition Agreement) or waive any material non-compliance with any Specified Acquisition Representation.

(h)    The Acquisition shall have been, or substantially concurrently with the initial funding of the Financing Facility on the Closing Date will be, consummated in accordance with the Acquisition Agreement (and, for the avoidance of doubt, shall have been approved by the requisite shareholders (if applicable to the Acquisition) and members of the board of directors of the Target Company) and the merger certificate in respect of the Merger shall have been filed with the Secretary of State of the State of Delaware before, or shall be filed with the Secretary of State of the State of Delaware substantially concurrently with, the funding of the Loans to be made on the Closing Date by the Lenders to the Administrative Agent.

(i)     On the Closing Date, after giving effect to the Acquisition, the repayment of the Borrowers’ existing indebtedness and the payment of all fees and expenses related to the financing contemplated by the Commitment Letter and the Acquisition, (i) the Borrowers shall have a minimum of $20,000,000 unused but available borrowing capacity under the Revolving Credit Facility, net of trade payables unpaid more than 60 days past due, (ii) the maximum consolidated leverage ratio of the Loan Parties and their subsidiaries shall not exceed 4.00:1.00, and (iii) the total funded senior indebtedness of the Loan Parties shall be no more than 60% of the cash consideration payable by Acquisition Co. to the Sellers on the Closing Date in respect of the Acquisition. Without limiting the foregoing, the Borrowers shall be permitted, in their sole discretion, to permanently reduce the aggregate principal amount of the Term Loan to be provided on the Closing Date in order to satisfy the conditions set forth in clauses (ii) and (iii) of the immediately preceding sentence.

(j)     The Lenders shall have received satisfactory evidence that the Loan Parties’ existing senior financing facility shall have been (or substantially simultaneously with the closing under the Financing Facility shall be) terminated, and all liens and security interests thereunder shall have been (or substantially simultaneously with the closing under the Financing Facility shall be) released.

CONDITIONS TO BORROWINGS AFTER CLOSING DATE:	The obligation of the Lenders to make any Loans under the Revolving Credit Facility or for the issuer to issue Letters of Credit will be subject to the following conditions precedent:

(a)    all representations and warranties shall be true and correct in all material respects as of the date of such borrowing except to the extent such representations and warranties are made on and as of a specified date (and not required to be brought down as of such date), in which case the same shall continue on such date to be true and correct in all material respects as of the specified date (or, in the event such representations and warranties are qualified by materiality or material adverse effect or language of similar import, such representations shall be true and correct in all respects).

(b) no default or event of default shall have occurred and be continuing or would arise after giving effect to such borrowing; and

(c) completion of applicable borrowing request requirements.

REPRESENTATIONS	Subject to the Certain Funds Provision and the Documentation Principles, the representations and warranties in the Loan

AND WARRANTIES:	Documents shall be limited to the following, subject in each case to materiality thresholds, baskets and other exceptions and qualifications to be mutually agreed: valid existence and good standing, authority to enter into Loan Documents, governmental approvals, enforceability of Loan Documents, capitalization, litigation and commercial tort claims, financial statements, non-violation of laws, organizational documents and other agreements, compliance with environmental, pension and other laws, ERISA, taxes, Regulations T, U and X, nature of business, no adverse agreements, permits, properties, environmental matters, insurance, use of proceeds, solvency, location of bank accounts and other Collateral, full disclosure, intellectual property, no violation of material contracts, Investment Company Act, employee and labor matters, no bankruptcy filing, corporate details (i.e., names, jurisdictions of organization, identification numbers, etc.), customers and suppliers (subject to a Material Adverse Effect threshold), absence of Material Adverse Effect, absence of default or unmatured default under the Financing Facility, priority of the Lenders’ liens, the Acquisition Agreement, the consummation of the Acquisition, parent as holding company and compliance with the Patriot Act, OFAC, anti-money laundering regulations and international trade compliance laws.

“Material Adverse Effect” (a) means on the Closing Date, a Company Material Adverse Effect as defined in the Acquisition Agreement and (b) immediately following consummation of the Transactions and at all times thereafter, shall have the meaning set forth in the Loan Documents.

COVENANTS:	Subject to the Certain Funds Provision and the Documentation Principles, the covenants contained in the Loan Documents shall be limited to the following, subject in each case, to materiality thresholds, baskets and other exceptions to be mutually agreed: provision of financial statements, notices of litigation, defaults and unmatured defaults and other information, compliance with laws, preservation of existence, books and records, inspection of properties, maintenance of properties and insurance, obtaining of permits, environmental compliance, further assurances, change in Collateral locations, landlord waivers and collateral access agreements, after acquired real property, Borrowing Base compliance, fiscal year, separate existence, and limitations with respect to liens and encumbrances, indebtedness, fundamental changes and dispositions, dividends and retirement of capital stock and management fees and certain other payments, issuance of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments, loans and advances, foreign cash balances, change in nature of business and change in independent accountant, modifications of material contracts, organization documents and certain other agreements, compromise of accounts receivable other than in the ordinary course of business, activities under Regulations T, U and X and the Investment Company Act, non-compliance with pension, environmental and other laws, capital leases, transactions with affiliates, prepayment of other indebtedness, and parent as holding company.

Subject to the Certain Funds Provision and the Documentation Principles, the financial covenants in the Loan Documents shall be limited to: (a) maximum leverage ratio; (b) minimum fixed charge coverage ratio; and (c) maximum capital expenditures; in each case, as mutually agreed between the Borrowers and the Lenders. The levels for each of the foregoing financial covenants would be based on a reasonable discount (of approximately 80%) of the consolidated financial projections of the Borrowers and their subsidiaries previously provided by Sponsor to the Lenders on July 13, 2016. In addition, the Borrowers would be required to maintain minimum undrawn availability under the Revolving Credit Facility of not less than $12,500,000 during the period from January 1st to March 31st of each calendar year.

The breach of any EBITDA-based financial covenants will be subject to customary equity cure rights, with the proceeds of such equity cure deemed to be EBITDA earned in the fiscal quarter for which such breach was reported, and solely for the purpose of curing such breach (and will be included in the calculation of EBITDA for subsequent covenant testing periods that include the fiscal quarter for which such equity cure was made). Such equity cure rights will require application of such equity cure proceeds to prepay the Term Loan, to be applied to the installments thereof in the inverse order of the maturities thereof, and will be subject to the following limitations: (a) the proceeds of any such equity cure right shall not exceed the aggregate amount necessary to cure such EBITDA-based financial covenants for such testing period, (b) such equity cure right shall not be exercised more than 5 times during the term of the Financing Facility, (c) in each period of four fiscal quarters, the equity cure right shall not be exercised with respect to more than two quarters consecutively, and (d) the aggregate amount of all equity cure proceeds during the term of the Financing Facility shall not exceed 15% of the trailing 12 months EBITDA for the periods for which such equity cure was made.

Financial reporting to include: (a) annual, audited consolidated and annual, unaudited consolidating financial statements, (b) quarterly, internally prepared, consolidated and consolidating financial statements, (c) monthly, internally prepared, consolidated and consolidating financial statements, (d) compliance certificates, (e) annual projections, including monthly balance sheet, profit and loss and cash flow figures on a consolidated and consolidating basis, (f) monthly Borrowing Base certificate,[1] (g) monthly accounts receivable and accounts payable reports, (h) monthly inventory reports, (i) weekly sales reporting, sales journals, credit listings and cash receipts journals, and (j) other reporting as reasonably required by the Lenders.

EVENTS OF DEFAULT:	Subject to the Certain Funds Provision and the Documentation Principles, the events of default in the Loan Documents shall be limited to the following, in each case, subject to materiality qualifiers, notice requirements, baskets and grace and cure periods to be mutually agreed: payment, cross-default to other debt, violation of covenants, breach of representations or warranties, bankruptcy or insolvency, invalidity of any provision of any Loan Documents, invalidity or loss of priority of lien on any Collateral, failure to comply with cash management agreements, judgments and other actions ERISA, environmental, cessation of a substantial part of the Loan Parties’ business, loss or suspension of licenses or permits with respect to a substantial part of the Loan Parties’ business, indictment of a Loan Party or a proceeding in which penalties or remedies include forfeiture of a material portion of property, and change of control, in each case subject to such exceptions, baskets and cure periods as shall be mutually agreed.

GOVERNING LAW:	All documentation in connection with the Financing Facility shall be governed by the laws of the State of New York.

VOTING:	Customary lender voting provisions.

ASSIGNMENTS, PARTICIPATIONS:	The Lenders may sell or assign to one or more other persons all or a portion of their loans or commitments under the Financing Facility; provided that so long as no event of default has occurred and is continuing, the consent of the Borrowers (not to be unreasonably withheld, delayed or conditioned) will be required prior to or concurrently with any such sale or assignment of all or a portion of any Lender’s rights and obligations under the Loan Documents (except that such consent

[1]	Borrowing Base Certificate to be in a form as mutually agreed between Sponsor and Cerberus/PNC.

would not be required in connection with an assignment by a Lender to an affiliate or related fund of any Lender or in connection with a sale of all or a substantial portion of such Lender’s loan portfolio). The Lenders may also sell participations in their loans and commitments under the Financing Facility without the consent of the Loan Parties, in each case subject to customary voting restrictions. Notwithstanding the foregoing, no such sale or participation may be made to (a) any Loan Party or affiliate thereof without the consent of each Agent or (b) so long as no payment default or bankruptcy or insolvency default has occurred and is continuing, any Competitor without the consent of the Borrowers. For the purposes hereof, “Competitor” means each person identified as a “Competitor” in that certain list delivered from Sponsor to Cerberus and PNC, and approved by Cerberus and PNC, in each case, prior to the date of the Commitment Letter.

EXPENSES:	The Borrowers shall promptly pay all reasonable and documented fees and out-of-pocket expenses of the Lenders (including, without limitation, reasonable and documented fees and out-of-pocket expenses of counsel to the Lenders (limited to (a) one primary counsel for the Collateral Agent and the Lenders, (b) one local counsel for the Collateral Agent and the Lenders in each relevant jurisdiction, (c) solely in the case of a conflict of interest with respect to the Collateral Agent or any Lender, one additional counsel in each relevant jurisdiction for the Collateral Agent or such Lender and (d) one primary counsel to the Administrative Agent), search fees, filing fees, and documentation fees and expenses), incurred in connection with the Commitment Letter or this Term Sheet and the transactions contemplated by the Commitment Letter and this Term Sheet, whether or not the Closing Date occurs.

ANNEX A

FORM OF

SOLVENCY CERTIFICATE

[                 ], 2016

This Solvency Certificate is delivered pursuant to Section [            ] of the Financing Agreement, dated as of the date hereof (the “Financing Agreement”), among [            ] (“Parent”), certain subsidiaries of Parent party thereto, PNC Bank, National Association, as administrative agent for the lenders party thereto, Cerberus Business Finance, LLC, as collateral agent for the lenders party thereto (in such capacities, the “Agents”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Financing Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Parent and not in his individual capacity, as follows:

1. I am the Chief Financial Officer of the Parent. I am familiar with the Acquisition and the other transactions contemplated by the Financing Agreement (collectively, the “Transactions”) and have reviewed the Financing Agreement, financial statements referred to in Section [            ] of the Financing Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately prior to the consummation of the Transactions (on a pro forma basis giving effect to the Acquisition and the incurrence of indebtedness under the Financing Agreement), on and as of such date (i) the fair value of the assets of the Parent and its subsidiaries on a consolidated basis, on a going concern basis is not less than the total liabilities of the Parent and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Parent and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Parent and its subsidiaries on a consolidated basis as they become absolute and matured; (iii) the Parent and its subsidiaries on a consolidated basis will be able to realize upon their assets and pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; (iv) the Parent and its subsidiaries on a consolidated basis do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (v) the Parent and its subsidiaries on a consolidated basis are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Parent and its subsidiaries’ property on a consolidated basis would constitute unreasonably small capital.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Parent and not individually and the undersigned shall have no personal liability to the Agents or the Lenders with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[____________________]
By:
Name:
Title:

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